Atlanta, Georgia

November 3, 2005

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. Reports Second Quarter Earnings

Of $1.7 million, or $.35 Per Share

Cagle's Inc. today reported the following results for its second quarter ended October 01, 2005.

Net income for the second quarter of fiscal 2006 was $1.7 million or $.35 per diluted share as compared with a net income of $2.7 million or $.57 per diluted share for the second quarter of fiscal 2005. For the first six months of fiscal 2006 net income was $3.1 million or $.65 per diluted share as compared with a net income of $8.9 million or $1.87 per diluted share for the same period of fiscal 2005.

Revenues for the second quarter of our current fiscal year were 4% lower than the second quarter of fiscal 2005 and 6% lower for the first six months of fiscal 2006. Pounds marketed were up 17% for both the three and six month periods this year versus last as our plants are now running at capacity. Quoted poultry markets continue to display weakness with average pricing down 21% for the first six months of this year. Cost of sales was down 8% for the second quarter and down 7% for the first six months of fiscal 2006 versus comparable periods of fiscal 2005.  Feed prices for the first six months of fiscal 2006 were down by over 20% as compared to the same period last year and are expected to remain stable for the remainder of our current fiscal year.

Cagle's Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle

Chairman, CEO

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle's Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors.

Cagle's Inc.

Consolidated Statements of Income (in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Net Sales	$ 61,297	$ 64,021	$ 122,891	$ 131,173
Cost and Expenses:
Cost of Sales	55,618	57,642	112,600	112,697
Selling & Delivery, General & Admin.	3,512	3,256	6,751	6,177
Total Cost and Expenses	59,130	60,898	119,351	118,874

Operating Profit (Loss)	2,167	3,123	3,540	12,299
Other Income (Expense):
Interest Expense	(597)	(649)	(1,222)	(1,350)
Other Income (Expense), net	94	658	619	671
Total Other Income(Expense),net	(503)	9	(603)	(679)

Equity in Earnings of Unconsolidated Affiliates	926	1,116	1,901	2,232
Profit (Loss) before Income Taxes	2,590	4,248	4,838	13,852
Income Tax Expense (Benefit)	932	1,529	1,741	4,971
Net Profit (Loss)	$ 1,658	$ 2,719	$ 3,097	$ 8,881
Net Profit (Loss) per Share	$ 0.35	$ .57	$ .65	$ 1.87

No

Cagle's Inc.

Condensed Consolidated Balance Sheet (in thousands)

ASSETS	October 1, 2005	April 3, 2004

Current Assets	$ 34,819	$ 32,687

Investments in Affiliates	7,364	6,105

Other Assets	8,244	11,000

Property, Plant, and Equipment (net)	45,233	44,500

TOTAL ASSETS	$ 95,660	$ 94,292

LIABILITIES & STOCKHOLDER'S EQUITY

Current Maturities of Long-term Debt	$ 3,476	$ 3,476
Trade Accounts Payable	12,504	11,563
Other Current Liabilities	5,961	6,438
Total Current Liabilities	21,941	21,477

Long-Term Debt	24,817	26,534

Other Non-current Liabilities	0	475

Total Stockholder's Equity	48,902	45,806

TOTAL LIABILITIES & STOCKHOLDER'S EQUITY	$ 95,660	$ 94,292